Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Plan of Kite Realty Group Trust of our reports dated March 8, 2013, with respect to the consolidated financial statements and schedule of Kite Realty Group Trust and the effectiveness of internal control over financial reporting of Kite Realty Group Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

May 7, 2013